Exhibit 16.1

June 22, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of U.S. Premium Beef, LLC's Form 8-K dated June 21, 2018, and have the following comments:

1.    We agree with the statements made in the first, second, third and fourth paragraphs.

2.    We have no basis on which to agree or disagree with the statements made in the fifth or sixth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP

Kansas City, MO